Exhibit 5.3

Amcor Finance (USA), Inc.	D +44 1534 514251
2801 SW 149th Avenue, Suite 350	E simon.dinning@ogier.com
Miramar, Florida 33027
United States	Reference: SDD/REA/178119.00001

Bemis Company, Inc.
2301 Industrial Drive
Neenah, Wisconsin 54956
United States

Amcor plc
83 Tower Road North
Warmley
Bristol BS30 8XP
United Kingdom

9 March 2020

Dear Sirs

Amcor Finance (USA), Inc. and Bemis Company, Inc. — Registration Statement on Form S-1

I.                                        Request for opinion

A.                                    At your request, we are providing you with this legal opinion on matters of Jersey law in connection with the filing of a Registration Statement  on Form S-1, and all amendments thereto (collectively, the Registration Statement), by Amcor Finance (USA), Inc. (Amcor USA), Bemis Company, Inc. (Bemis, and together with Amcor USA, the Issuers, and each an Issuer), Amcor plc (the Company), Amcor Pty Ltd (formerly

Ogier (Jersey) LLP	Partners
44 Esplanade	Raulin Amy	James Fox	Julie Melia
St Helier	James Campbell	Josephine Howe	Oliver Passmore
Jersey JE4 9WG	Richard Daggett	Jonathan Hughes	Nathan Powell
	Simon Dinning	Nicolas Journeaux	Sophie Reguengo
T +44 1534 514000	Katrina Edge	Niamh Lalor	Daniel Richards
F +44 1534 514444	Sally Edwards	Edward Mackereth	Nicholas Williams
ogier.com	Damian Evans	Bruce MacNeil
	Simon Felton	Steven Meiklejohn

Registered as a limited liability partnership in Jersey.  Registered number 99.

known as Amcor Limited) (Amcor Pty) and Amcor UK Finance plc (Amcor UK)  with the U.S. Securities and Exchange Commission (the Commission) relating to the offer of the applicable Issuer  to exchange the Existing Notes (as defined herein) of each series issued by it for the corresponding series of  New  Notes (as defined herein). The New Notes shall be issued pursuant to, and guaranteed by, among others, the Company on the terms set out in, the Documents (as defined herein). .

B.                                    All capitalised terms used in this opinion have the respective meanings set forth in the Documents, except to the extent that a contrary indication or definition appears in this opinion or in any Schedule.  References herein to a Schedule are references to a schedule to this opinion.

II.                                   Documents examined

A.                                    For the purposes of giving this opinion, we have examined originals or copies of the documents listed in Part A of Schedule 1 signed on behalf of the Company (the Documents).  In addition, we have examined copies of the corporate and other documents listed in Part B of Schedule 1 and conducted the searches referred to in Part C of Schedule 1.

B.                                    We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

III.                              Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

IV.                               Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate existence, capacity and authority

1.                                      the Company has been duly incorporated and is validly existing under the laws of Jersey;

2.                                      the Company has the capacity and power to enter into the Documents and to exercise its rights and perform its obligations thereunder;

3.                                      the Company has taken all corporate or other action required to authorise its execution of the Documents and the exercise by it of its rights and the performance by it of its obligations thereunder (including its guarantee of the New Notes);

Due execution

4.                                      the Documents have been duly executed by the Company in the manner authorised in the Board Minutes;

No winding up, dissolution, appointment of liquidator or désastre declaration

5.                                      a search of the Public Records today revealed no evidence of any resolutions for the winding up or dissolution of the Company and no evidence of the appointment of any liquidator in respect of the Company or any of its assets;

6.                                      the written confirmation provided by the Viscount’s Department today in response to the Désastre Search indicates that there has been no declaration of désastre in respect of the property of the Company;

V.                                    Limitations

We offer no opinion:

1.                                      in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than Jersey;

2.                                      in relation to any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents;

3.                                      as to the commerciality of the transactions envisaged in the Documents or, save as expressly stated in this opinion, whether the Documents and the transactions envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Documents;

4.                                      as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

5.                                      as to the rights, title or interest of the Company to or in, or the existence of, any property or assets which are the subject of any of the Documents.

VI.                               Governing law

A.                                    This opinion is:

1.                                      governed by, and shall be construed in accordance with, the laws of Jersey;

2.                                      limited to the matters expressly stated herein; and

3.                                      confined to and given on the basis of the laws and practice in Jersey at the date hereof.

B.                                    Unless otherwise indicated, all references in this opinion to specific Jersey legislation shall be to such legislation as amended to, and as in force at, the date hereof.

VII.                          Consent to Filing of this Opinion Letter

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully

/s/ Ogier

Ogier (Jersey) LLP

SCHEDULE 1

Documents examined

Part A

The Documents

1                                        The Indenture dated as of June 13, 2019 and entered into by and among Amcor USA, as issuer, the Company, Amcor Pty, Bemis and Amcor UK, as guarantors, and Deutsche Bank Trust Company Americas, as trustee (Trustee) (the Amcor Indenture).

2                                        The Indenture dated as of June 13, 2019 and entered into by and among Bemis, as issuer, the Company, Amcor USA, Amcor Pty and Amcor UK, as guarantors, and the Trustee (the Bemis Indenture).

Part B

Corporate and other documents

3                                        A certificate signed by the secretary of the Company dated on or about the date hereof (the Secretary’s Certificate) relating to certain questions of fact, together with true and complete copies of the documents referred to therein including the minutes of a meeting of the board of directors of the Company held on 10 May 2019 (the Board Minutes).

4                                        The certificate of incorporation and any certificates of incorporation upon change of name of the Company appearing on the Public Records on the date of this opinion.

5                                        The memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company and any shareholders’ or joint venture or similar agreement supplementing the articles of association of the Company) appearing on the Public Records on the date of this opinion.

Part C

Searches

6                                        The public records of the Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission on 6 March 2020 (the Public Records).

7                                        The results received on 6 March 2020 of our written enquiry in respect of the Company made to the Viscount’s Department (the Désastre Search).

SCHEDULE 2

Assumptions

1                                        All original documents examined by us are authentic and complete.

2                                        All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3                                        Each Document has been signed on behalf of the Company by the person(s) authorised by the Company in the Board Minutes and they will be dated and unconditionally delivered on behalf of the Company.

4                                        Each Document will be duly executed, dated and delivered by all parties thereto (other than the Company) in the same form as the last execution version examined by us.

5                                        Each Document has been duly authorised and will be executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of Jersey).

6                                        Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

7                                        In authorising the execution and delivery of the Documents and the exercise by the Company of its rights and the performance of its obligations under those Documents, each of the directors of the Company is acting in good faith with a view to the best interests of the Company.

8                                        The Company was not unable to pay its debts as they fell due when it entered into the Documents (and the transactions contemplated thereby) and will not become unable to pay its debts as they fall due as a result of its entry into the Documents (and the transactions contemplated thereby).

9                                        All parties to the Documents, other than the Company, are duly incorporated or established and validly existing under the laws of their jurisdiction of incorporation or establishment.

10                                 All parties to the Documents, other than the Company, have the capacity and power to enter into the Documents to which they are a party and to exercise their rights and perform their obligations under such Documents.

11                                 All parties to the Documents, other than the Company, have taken all corporate or other actions and obtained all necessary agreements or consents required to authorise the execution and delivery of the Documents to which they are a party and to exercise their rights and perform their obligations under such documents and such parties have duly authorised, executed and delivered such documents in accordance with such authorisations.

12                                 There are no agreements, documents or arrangements (other than the documents expressly referred to herein as having been examined by us) which materially affect, amend, vary, modify, prevent or inhibit the Documents or the transactions contemplated by them or restrict the powers and authority of the directors of the Company or the Company itself in any way.

13                                 None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey.  In particular, but without limitation, there are no provisions of the laws of any jurisdiction other than Jersey, or any judgments, orders or judicial decision in any jurisdiction other than Jersey, which would be contravened by the execution or delivery of the Documents or by any party to the Documents exercising its rights or performing its obligations thereunder.

14                                 All:

(a)                                notarisations, apostillisations and consularisations required pursuant to the laws of all relevant jurisdictions (other than Jersey); and

(b)                                filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside Jersey; and

(c)                                 payments outside Jersey of stamp duty, registration or other tax on or in relation to the Documents,

required to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid.

15                                 The Secretary’s Certificate and the documents referred to therein, and any factual statements made therein, are accurate and complete as at 9 March 2020.

16                                 The written confirmation provided by the Viscount’s Department in response to the Désastre Search is accurate and complete as at 6 March 2020 and remains so on the date hereof.

17                                 The information disclosed by our searches of the Public Records is accurate as at 6 March 2020 and remains so on the date hereof and any documents disclosed by our searches of the Public Records are true and complete, in full force and effect and have not been amended, varied, supplemented or revoked in any respect and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

SCHEDULE 3

Qualifications

1                                        The Jersey courts may potentially set aside a transaction in circumstances where it is shown that a counterparty had actual or constructive notice that the directors of the Company had breached their fiduciary duties, such as their duty to act in the best interests of the Company or their duty to exercise their powers for proper purposes.

2                                        The question of whether or not any provision of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof would be determined by the Jersey courts in their discretion.

3                                        The search of the Public Records referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the Jersey Financial Services Commission immediately and, when filed, might not be entered on the public record of the Company immediately.

4                                        The written confirmation provided by the Viscount’s Department in response to the Désastre Search relates only to the property of the Company being declared to be “en désastre”.  There is no formal procedure for determining whether the Company has otherwise become “bankrupt”, as defined in the Interpretation (Jersey) Law 1954.

SCHEDULE 4

Definitions

Existing Amcor Notes means, collectively:

(a)                                US$591,266,000 aggregate principal amount of AFUI’s 3.625% Guaranteed Senior Notes due 2026 issued pursuant the Amcor Indenture (as defined herein) on June 13, 2019; and

(b)                                US$497,508,000 aggregate principal amount of AFUI’s 4.500% Guaranteed Senior Notes due 2028issued pursuant to the Amcor Indenture on June 13, 2019.

Existing Bemis Notes means, collectively:

(c)                                 US$293,200,000 aggregate principal amount of Bemis’s 3.100% Guaranteed Senior Notes due 2026issued pursuant to the Bemis Indenture (as defined herein) on June 13, 2019; and

(d)                                US$346,652,000 aggregate principal amount of Bemis’s 4.500% Guaranteed Senior Notes due 2021 issued pursuant to the Bemis Indenture on June 13, 2019.

Existing Notes means, collectively, the Existing Amcor Notes and the Existing Bemis Notes.

New Amcor Notes means, collectively:

(e)                                 US$591,266,000 aggregate principal amount of  AFUI’s 3.625% Guaranteed Senior Notes due 2026 being registered with the Commission under the Registration Statement and to be issued pursuant to the Amcor Indenture; and

(f)                                  US$497,508,000 aggregate principal amount of AFUI’s 4.500% Guaranteed Senior Notes due 2028 being registered with the Commission under the Registration Statement and to be issued pursuant to the Amcor Indenture.

New Bemis Notes means, collectively:

(g)                                 US$293,200,000 aggregate principal amount of Bemis’s 3.100% Guaranteed Senior Notes due 2026 being registered with the Commission under the Registration Statement and to be issued pursuant to the Amcor Indenture; and

(h)                                US$346,652,000 aggregate principal amount of Bemis’s 4.500% Guaranteed Senior Notes due 2021 being registered with the Commission under the Registration Statement and to be issued pursuant to the Amcor Indenture.

New Notes means, collectively, the New Amcor Notes and the New Bemis Notes.